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
---------       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                       Washington, D.C. 20549
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



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     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1.  Name and Address of Reporting Person*  2.  Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

    Mastrini      Mark            D.           June 12 2000                     Galileo International, Inc. GLC
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                                           3.  I.R.S. Identification Number  5. Relationship of Reporting      6. If Amendment,
-----------------------------------------      of Reporting Person, if an       Person(s) to Issuer               Date of Original
(Last)           (First)        (Middle)       entity (voluntary)               (Check all applicable)            (Month/Day/Year)

C/O Trip.com, Inc. 6436 S. Racine Circle                                     _____ Director
-----------------------------------------
                 (Street)                                                          10% Owner
                                                                             _____
Englewood         Colorado        80111
-----------------------------------------                                    _____ Officer(give title below)
  (City)           (State)        (Zip)
                                                                               X
                                                                             _____ Other(specify below)
----------------------------------------
                                                                             President and Chief Executive Officer
                                                                             -----------------------------
                                                                             of Trip.com, Inc.
                                                                             -----------------

                                                                                                                   7. Individual or
                                                                                                                      Joint/Group
                                                                                                                      Filing
                                                                                                                      (Check
                                                                                                                      Applicable
                                                                                                                      Line)
                                                                                                                X  Form filed by One
                                                                                                               --- Reporting Person
                                                                                                               --- Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security                       2. Amount of Securities          3. Ownership Form: Direct (D)      4. Nature of Indirect
   (Instr. 4)                                 Beneficially Owned               or Indirect (I) (Instr. 5)         Beneficial
                                              (Instr. 4)                                                          Ownership
                                                                                                                  (Instr. 5)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).


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FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                                        PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of    2. Date Exercisable               3. Title and Amount     4. Conversion or      5. Ownership Form     6. Nature of
   Derivative     and Expiration                    of Securities           Exercise Price of     of Derivative         Indirect
   Security       Date                              Underlying              Derivative            Security: Direct      Beneficial
   (Instr. 4)     (Month/Day/Year)                  Derivative              Security              (D) or Indirect (I)   Ownership)
                                                    Security                                      (Instr. 5)            (Instr. 5)
                                                    (Instr. 4)

               -----------------------------------------------------------
               Date Exercisable  Expiration Date    Title    Amount or
                                                             Number
                                                             of Shares
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


                             By: /s/ Jennifer Dressler             June 20, 2000
                                --------------------------------   -------------
                                ** Signature of Reporting Person   Date
                                Jennifer Dressler
                                Attorney-in-Fact


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                    Page 2





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                                  CONFIRMING STATEMENT

                  This statement confirms that the undersigned Mark D. Mastrini, has authorized and designated Anthony C. Swanagan and/or Jennifer L. Dressler, Senior Vice President and General Counsel and Senior Counsel, respectively, to Galileo International, Inc. the undersigned's lawful attorney-in-fact to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transaction in securities of Galileo International, Inc. The authority of Anthony C. Swanagan and/or Jennifer L. Dressler under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Galileo International, Inc. unless earlier revoked by the undersigned in writing. The undersigned acknowledges that Anthony C. Swanagan and/or Jennifer
L. Dressler is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:   6/16/00

                                                          /s/ Mark D. Mastrini
                                                          --------------------
                                                          Mark D. Mastrini